Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of an additional 450,000 shares of common stock authorized for issuance under the Employee Stock Purchase Plan of Array BioPharma, Inc. of our report dated July 29, 2004, with respect to the financial statements and schedule of Array BioPharma, Inc. as of and for the year ended June 30, 2004, included in its Annual Report (Form 10-K) for the year ended June 30, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Denver, Colorado
December 15, 2006